Registration No. 333-68513
                                Rule 424(b)(3)

           Supplement to Prospectus Supplement Dated April 27, 1998

                   Structured Asset Securities Corporation,
               Mortgage Pass-Through Certificates, Series 1998-4

                 Norwest Bank Minnesota, National Association,
                                Master Servicer

     On April 30, 1998, Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 1998-4, Class A-1, A-2, M-1, M-2 and B (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $744,099,000. The Offered Certificates represented beneficial interests in a trust fund consisting primarily of a pool of adjustable and fixed rate, fully amortizing and balloon, conventional, first lien residential mortgage loans (the "Mortgage Loans"). The Mortgage Loans were deposited by Structured Asset Securities Corporation into the trust fund for the benefit of certificateholders pursuant to a trust agreement by and among Structured Asset Securities Corporation, as depositor, Norwest Bank Minnesota, National Association, as master servicer, and First Union National Bank, as trustee. Lehman Brothers Inc., the underwriter, is an affiliate of the depositor and of Aurora Services Inc., one of the servicers.

     This supplement to the above-referenced Prospectus Supplement and the related prospectus dated March 18, 1998 (together, the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.





                                 Underwriter:

                                LEHMAN BROTHERS



March 31, 1999

     The table set forth under the heading "The Servicers" on page S-49 of the Prospectus Supplement is hereby updated, in its entirety, as follows:

                           Aurora Loan Services Inc.
                        Delinquencies and Foreclosures
                             (Dollars in Million)




                                                                                       As of December 31, 1998 (3)
Total balance of mortgage loans serviced.......................................                $6,096
Percentage of mortgage loans delinquent by period of delinquency (1) (2)
    30 to 59 days..............................................................                    3.21%
    60 to 89 days..............................................................                   0.92
    90 days or more............................................................                   0.42
                                                                                                  ----
Total percentage of mortgage loans delinquent (1) (2) .........................                    4.55%
    In foreclosure (excluding bankruptcies)....................................                   2.10
    In bankruptcy..............................................................                   0.61
                                                                                                  ----
Total (2)......................................................................                    7.26%


-------------------------

(1) Delinquency information is for conventional and subprime loans only, excluding bankruptcies.
(2)  Percentages are based on the number of mortgage loans.
(3) weighted average of the MBS method for conventional loans and the ABS method for subprime loans is used in calculation of delinquency percentage. Under the MBS methodology, a loan is considered delinquent if any payment is past due one or more days. In contrast, under the ABS methodology, a loan is considered delinquent if any payment is past due 30 days or more. The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months). Consequently, under the ABS methodology, a loan due on the first day of a month is not 30 days delinquent until the first day of the next month.

     The information contained in the tables entitled "Cut-Off Date Scheduled Principal Balances" and "Mortgage Rate" under the heading "Description of the Mortgage Pools" on pages S-38 and S-34, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1998, the Mortgage Loan Balances and Mortgage Rates of only those Mortgage Loans serviced by Aurora Loan Services Inc.:




                   Cut-Off Date Scheduled Principal Balances


                                                                                                    Percentage of
                                                                                                    Mortgage Loans
                                                                                Aggregate            by Aggregate
                      Range of                              Number of           Scheduled             Scheduled
           Scheduled Principal Balance ($)               Mortgage Loans     Principal Balance     Principal Balance
           -------------------------------               --------------     -----------------     -----------------

         .01 to   50,000.00......................           746              $                       5.33%
                                                                            27,783,054.49
  50,000.01 to 100,000.00............................     1,763            130,882,310.12            25.13
100,000.01 to 150,000.00.............................     1,085            132,878,019.47            25.51
150,000.01 to 200,000.00.............................       450             77,780,475.06            14.93
200,000.01 to 250,000.00.............................       253             56,415,601.73            10.83
250,000.01 to 300,000.00.............................       104             28,260,463.87             5.43
300,000.01 to 350,000.00.............................        65             21,073,682.75             4.05
350,000.01 to 400,000.00.............................        44             16,572,880.64             3.18
400,000.01 to 450,000.00.............................        16              6,774,547.83             1.30
450,000.01 to 500,000.00.............................        22             10,485,183.67             2.01
500,000.01 to 550,000.00.............................         8              4,210,410.84             0.81
550,000.01 to 600,000.00.............................         6              3,486,687.80             0.67
600,000.01 to 650,000.00.............................         2              1,270,460.38             0.24
650,000.01 to 700,000.00.............................         2              1,338,839.32             0.26
750,000.01 to 800,000.00.............................         1                794,806.55             0.15
800,000.01 to 850,000.00.............................         1                 834,485.70            0.16
                                                        -------           -----------------         ------
        Total........................................     4,568                        $              100.00%
                                                          =====           =            ==             ======
                                                                          520,841,910.22


     The average Cut-off Date Scheduled Principal Balance is approximately
                                 $114,019.68.

                                                      Mortgage Rate(1)

                                                                                                    Percentage of
                                                                                                   Mortgage Loans
                                                                                Aggregate           by Aggregate
                      Range of                             Number of            Scheduled             Scheduled
                 Mortgage Rates (%)                      Mortgage Loans     Principal Balance     Principal Balance

  6.501 to 7.000.....................................          8            $  836,330.12             0.16%
  7.001 to 7.500.....................................         32             4,828,514.10             0.93
  7.501 to 8.000.....................................        137            19,800,100.46             3.80
  8.001 to 8.500.....................................        359            54,359,929.48            10.44
  8.501 to 9.000.....................................        679            89,243,156.58            17.13
  9.001 to  9.500....................................        791           100,664,791.28            19.33
  9.501 to 10.000....................................        897           101,943,903.21            19.57
10.001 to 10.500.....................................        597            60,575,973.83            11.63
10.501 to 11.000.....................................        478            44,312,667.36             8.51
11.001 to 11.500.....................................        223            18,994,891.95             3.65
11.501 to 12.000.....................................        179            13,176,863.57             2.53
12.001 to 12.500.....................................         84             5,851,010.93             1.12
12.501 to 13.000.....................................         58             3,693,526.63             0.71
13.001 to 13.500.....................................         37             1,864,127.13             0.36
14.001 to 14.500.....................................          9                696,123.59            0.13
                                                         -------          -----------------     ----------
             Total...................................      4,568                       $           100.00%
                                                           =====          =            ==          =======
                                                                          520,841,910.22

------------
(1)      Reflects current Mortgage Rates of Adjustable Rate Mortgage Loans.

              The weighted average Mortgage Rate is approximately
                               9.64% per annum.